SECOND AMENDMENT
TO
ADMINISTRATION AGREEMENT

THIS SECOND AMENDMENT TO THE ADMINISTRATION AGREEMENT (the “Agreement”) is made as of June 9, 2014, by and between The Tocqueville Trust, a Massachusetts business Trust (the “Trust”), on behalf of its series listed in Exhibit 1 (the “Funds”), and Tocqueville Asset Management L.P., a limited partnership (the “Administrator”).

The parties hereto, desiring to amend the Agreement, agree as follows:

W I T N E S S E T H:

WHEREAS, the Trust, on behalf of the Funds, and the Administrator desire to amend Exhibit 1 of the Agreement dated as of August 14, 1995, as amended on September 24, 2009, to include The Tocqueville Alternative Strategies Fund as an investment portfolio for which the Administrator renders administrative services and to amend the name of a Fund.

NOW, THEREFORE, the parties hereby agree that Exhibit 1 to the Agreement is hereby amended as follows:

EXHIBIT 1 TO THE AGREEMENT
SERIES OF THE TOCQUEVILLE TRUST
(Revised June 9, 2014)

The Tocqueville Fund
The Tocqueville Opportunity Fund
The Tocqueville International Value Fund
The Tocqueville Gold Fund
The Delafield Fund
The Tocqueville Select Fund
The Tocqueville Alternative Strategies Fund

IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDMENT TO THE AGREEMENT as of the day and year first above written.

THE TOCQUEVILLE TRUST

By:	/s/ Robert W. Kleinschmidt
Name:	Robert W. Kleinschmidt
Title:	President

TOCQUEVILLE ASSET MANAGEMENT L.P.

By:	/s/ Robert J. Kramer
Name:	Robert J. Kramer
Title:	Chief Operating Officer